CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 21, 2012, relating to the financial statements and financial highlights which appears in the March 31, 2012 Annual Report to Shareholders of Legg Mason Investment Counsel Maryland Tax-Free Income Trust (comprising Legg Mason Tax-Free Income Fund, the “Fund”), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “The Fund’s Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 23, 2012